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                                                                   Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" and in the head note to the Selected Financial Data and to the use of our report dated August 3, 2000, in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-42552) and related Prospectus of Concord Camera Corp. for the registration of shares of its common stock.

We also consent to the incorporation by reference therein of our report dated August 3, 2000 with respect to the financial statements and schedule of Concord Camera Corp. for the years ended July 1, 2000, July 3, 1999 and June 30, 1998 included in the Annual Report (Form 10-K) for the year ended July 1, 2000 filed with the Securities and Exchange Commission.





                                            Ernst & Young LLP



Miami, Florida
August 25, 2000